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                                                                      EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 2-85796 of Superior Surgical Mfg. Co., Inc. on Form S-8 of our report dated February 24, 1995, which expresses an unqualified opinion and includes two explanatory paragraphs relating to an uncertainty of a dispute with an agency of the U.S. Government and a change in the Company's method of accounting for income taxes appearing in the Annual Report on Form 1O-K of Superior Surgical Mfg. Co., Inc. for the year ended December 31, 1994.



Deloitte & Touche LLP

Tampa, Florida
February 24, 1995









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